EXHIBIT 99.1

United-Guardian Announces Record Cash Dividend

HAUPPAUGE, N.Y., Dec. 2, 2010 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) announced that on December 1, 2010 its Board of Directors declared a $0.33 per share cash dividend to all stockholders of record on December 15, 2010. The dividend will be paid on December 27, 2010. This increases to $0.63 per share the dividends declared by the company this year, an increase of 5% over last year. This represents a record dividend for the company, both on a semi-annual and a yearly basis.

This will be the 15th consecutive year that the company has paid a year-end dividend.

Ken Globus, President of United-Guardian, stated, "As a result of our strong year-to-date earnings, along with our expectation that revenue for the year will again reach record levels, the Company's Board of Directors has determined that it is in the best interests of the Company and its stockholders to once again enable the stockholders to share in the Company's profitability. The Board has concluded that the Company has more than adequate cash reserves to fund all of its anticipated capital needs.  We are confident that the Company will continue to prosper, despite the continuing economic challenges that are facing many companies right now, and we are optimistic that, with the help of our global marketing partners, we will be able to continue the growth that the Company has experienced over the past few years."

United-Guardian is a manufacturer of personal and health care products, pharmaceuticals, cosmetic bases, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

CONTACT:  United-Guardian, Inc.
          Public Relations
          Robert S. Rubinger
          (631) 273-0900